[LOGO]TERABEAM WIRELESS

                     881 North King Street, Suite 100, Northampton, MA 01060 USA
                    Phone (413) 584-1425 o Fax (413) 584-2685 o www.terabeam.com
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                                                September 30, 2005

Kevin J. Duffy
245 Via La Posada
Los Gatos, CA  95032

Dear Kevin:

      In recognition of your service to Terabeam Wireless / YDI Wireless, Inc. ("Terabeam") and to assist you in your transition to new employment, we would like to offer to you the following separation terms and benefits. Accordingly, this letter agreement is intended to confirm our understanding and agreement with respect to your termination of employment with Terabeam.

      1. Separation Date. Your last day of employment is September 15, 2005 (the
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"Separation Date"). Except as provided elsewhere in this letter agreement, your employment benefits will cease in accordance with the terms of the specific benefit plans at issue on the Separation Date. Terabeam will reimburse you for normal business expenses incurred through the Separation Date in accordance with its normal policy. Notice of your rights with respect to continuation of health and dental benefits will be provided under separate cover.

      2. Separation Payment. Within two (2) business days from the Effective
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Date (as described in paragraph 11 below), Terabeam will pay you the amount of
Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (less all lawful withholdings and deductions). The separation payment described in this paragraph is compensation to which you would not otherwise be entitled except under the terms of this letter agreement.

You will make yourself available to consult with Terabeam personnel without further compensation on any matters in which you were involved during your tenure at Terabeam through December 31, 2005 at times and places reasonably acceptable to you.

      3. Accrued Vacation. You acknowledge that Terabeam has compensated you for
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all accrued unused vacation time as of the Separation Date. You will not continue to accrue vacation time after the Separation Date.

      4. Medical and Dental Insurance Benefit Continuation. Your medical and
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dental group coverage will continue until September 30, 2005. You will be eligible to continue those benefits under COBRA. If you elect to do so and you continue to pay Terabeam the same amount you paid for those coverages while you were a Terabeam employee, Terabeam will pay the remaining portion of the COBRA premiums to continue your medical and dental insurance coverage through December 31, 2005. If Terabeam is unable to continue coverage for any reason (including your becoming ineligible or the benefit plans being terminated), Terabeam's sole liability to you will be to pay you the amount Terabeam would have paid to continue the

Kevin J. Duffy
September 30, 2005
Page 2

insurance coverage. After December 31, 2005, you may elect to continue your group medical and dental coverage at your own expense under the terms of COBRA.

      5. Terabeam Property. You agree and acknowledge that you have returned to
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Terabeam all property of Terabeam. For purposes of this paragraph, "property of
Terabeam" includes, but is not limited to, product prototypes and mockups, keys, corporate credit cards, passwords, identification cards, equipment, books, supplies, cellular telephones, personal data assistants, computer programs, computers, computer files, pictures, products, components, originals and copies of all corporate documents, including financial records and information, and any other materials, whether prepared by you or by others, owned by Terabeam or any of its subsidiaries.

      6. General Release of Claims. In consideration of the provision to you of
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the benefits specified in this letter agreement, you hereby agree and covenant not to sue and not to make any claims of any kind against Terabeam, its past and present divisions, subsidiaries, affiliates or related companies, its successors or assigns and all past and present directors, officers, employees, shareholders, and agents of these entities (collectively the "Releasees") before any court or agency or other forum, and you further agree to, and hereby do, release the Releasees up to the date of execution of this letter agreement for any claims you may have against them, including, without limitation, any claims arising under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, or any other federal or state statute, law, regulation or common law provision governing compensation, age discrimination, the employment agreement, effective as of July 27, 2005 (the "Employment Agreement"), between you and Terabeam, or the employment relationship. This release does not apply to any claims arising solely after the date of execution of this letter agreement.

You understand and agree that, except as set forth therein, the preceding paragraph is a full and final release covering all known as well as unknown or unanticipated debts, claims, or damages you may have against Terabeam or its related entities. Therefore, you hereby waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code which provides as follows (or any other statute or common law principle with a similar effect):

             A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

      7. Opportunity to Review. You acknowledge that you have been given a
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reasonable period of at least twenty-one (21) days in which to consider this letter agreement prior to signing. You acknowledge that, if you decide to execute this letter agreement prior to the expiration of the twenty-one (21) day period, it is solely your decision and Terabeam has not induced you to do so.

Kevin J. Duffy
September 30, 2005
Page 3

      8. Careful Review and Understanding of Agreement. You represent that you
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have read carefully and fully understand the terms of this letter agreement.

      9. Opportunity to Consult with Counsel. You acknowledge and represent that
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you have been advised to and, to the extent that you have wished to do so, have consulted counsel of your choice prior to signing this letter agreement.

      10. Free and Voluntary Act. You represent that you are entering into this
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letter agreement freely and voluntarily.

      11. Opportunity to Revoke; Effective Date. You will have up to seven (7)
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days following your signing of this letter agreement to revoke your acceptance by so notifying Terabeam in writing. If Terabeam does not receive a written revocation during that seven day period, this letter agreement will automatically take effect on the eighth (8th) day following your signing of it, which date will be the Effective Date. Notwithstanding any other provision of this letter agreement to the contrary, all obligations of Terabeam under this letter agreement are contingent upon the occurrence of, and shall not bind Terabeam until, the Effective Date.

      12. Survival of Other Agreements. The Employment Agreement is hereby
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terminated effective September 15, 2005; provided that the provisions of Section
8 of the Employment Agreement shall survive such termination according to their terms. You acknowledge that any other agreements entered into by you with Terabeam relating to inventions, non-competition, restrictive covenants, and confidential and/or proprietary information remain in full force and effect.

      13. Protection of Good Name. You agree that you will not in any way
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disparage or harm the name or reputation of Terabeam, or its past or present officers, directors, employees, agents or attorneys, in either their personal or official capacities, either directly or indirectly, or otherwise portray any of the foregoing in a negative manner.

      14. Complete Agreement. Except as otherwise contemplated by this letter
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agreement, this letter agreement represents the complete agreement between you and Terabeam regarding your separation of employment and supersedes any prior and contemporaneous agreements, whether oral or written, on that subject.

      15. Severability. Any provision of this letter agreement or attachments,
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if any, which is found to be prohibited or unenforceable will be treated as ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

      16. Interpretation of Agreement. If any dispute regarding the
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interpretation or application of this letter agreement arises, you agree that it will be interpreted and construed for all purposes under the internal laws of the State of Delaware. All disputes arising under or out of this letter agreement will be brought in courts of competent jurisdiction located within the State of Delaware. You agree that any breach by you of your obligations under this letter agreement will result in immediate and irreparable harm to Terabeam and therefore, in addition to any other

Kevin J. Duffy
September 30, 2005
Page 4

rights and remedies available to Terabeam for any such breach, Terabeam shall be entitled to equitable remedies, including, without limitation, specific performance and injunctive relief.

      If this letter agreement correctly sets forth our agreement with respect to the foregoing matters, please so indicate by signing below.

                                                     Sincerely yours,

                                                     /s/ Robert E. Fitzgerald

                                                     Robert E. Fitzgerald
                                                     Chief Executive Officer

Agreed to and Accepted:



/s/ Kevin J. Duffy
-----------------------------------------------------
Kevin J. Duffy


Date:  October 20, 2005


                               STATE OF CALIFORNIA

________________, SS.                                     _____________ __, 2005

      Then personally appeared the above named KEVIN J. DUFFY, and acknowledged the foregoing instrument to be his free act and deed before me.


(Seal)                               _______________________________
                                     Notary Public
                                     Name: ______________________
                                     My Commission Expires: _____________, 20__




Witnessed by:  /s/ Allison Le    10/20/05
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